EXHIBIT 99.1

SENETEK PLC ANNOUNCES EXPANDED KINETIN LICENSE WITH

ICN PHARMACEUTICALS

NAPA, Calif., August 12, 2003—Senetek PLC (Nasdaq: SNTK), www.senetekplc.com, today announced the signing of an expanded manufacturing license with ICN Pharmaceuticals, Inc., Costa Mesa, California, for products containing Senetek’s patented skin care ingredient, Kinetin.

Under the expanded agreement, ICN will add five new Kinetin products to its existing Kinerase® product line, including new intense serum and cream formulations with highly stabilized Vitamin C, a Kinerase sun screen formulation, and new higher concentration cream and lotion formulations. The expanded line will be sold through the ethical market channel worldwide, supported by an enhanced sales effort by physicians, dermatology clinics and other recognized medical channels supported by direct-to-consumer promotional activity including print, telemarketing and Web-based media. As part of the agreement, ICN is making a $3 million prepayment of royalties at signing. Senetek’s original license agreement with ICN was signed in October 1998.

Wade Nichols, Senetek Executive Vice President, Corporate Development, commented: “ICN’s expanded commitment to Kinetin in the ethical channel shows the tremendous vitality of this technology alone and in combination with other proprietary active ingredients. ICN took the lead in 1999 in promoting Kinetin to a very discerning audience, dermatologists, and this new agreement adds exciting new dimensions to its franchise worldwide.”

Senetek’s patented ingredient, Kinetin, is a naturally occurring cytokinin that has proven to be effective in treating the appearance of aging skin with minimal side effects. Senetek’s ten other licensees include Revlon, Inc. and The Body Shop, which have successfully introduced Kinetin in their respective channels of distribution.

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Visit Senetek PLC’s Web site: http://www.senetekplc.com.

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Safe Harbor Statement:

This news release may contain statements that may be considered “forward-looking statements” under the federal securities laws, including statements concerning the Company’s financial stability, its expectations of continued growth and profitability and its intent to expand its overseas business. Forward-looking statements by their nature involve substantial uncertainty and there can be no assurance that actual results or events will not differ materially from those in the forward-looking statements as a result of various factors, including the risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the subsequent calendar quarters of 2003, filed with the Securities and Exchange Commission. In addition, while the Company has attempted to identify in those filings the principal factors that it believes could result in such material differences, there can be no assurance that it has identified all of such factors or all of the ways in which such factors may affect future results or events.